SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934
[Amendment No.       ]

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

NORWICH FINANCIAL CORP.
(Name of Registrant as Specified in Its Charter)

Daphne P. Cannata
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fees (Check the appropriate box):
[x] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.
     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
     2) Form Schedule or Registration Statement No.:
     3) Filing Party:
     4) Date Filed:





NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS


TO THE STOCKHOLDERS OF NORWICH FINANCIAL CORP.:

    Notice is hereby given that the 1997 Annual Meeting of the Stockholders of Norwich Financial Corp. will be held at the Ramada Hotel, 10 Laura Boulevard, Norwich, Connecticut, at 10:00 a.m. on May 16, 1997, for the purpose of considering and voting upon the following matters:


1. Election of three directors who, with the five directors whose terms of office do not expire at this meeting, will constitute the full Board of Directors.

2. Ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants for the fiscal year ending December 31, 1997.

3. Such other business as may properly be brought before the meeting.

    Only stockholders of record at the close of business on March 25, 1997, are entitled to notice of and to vote at the meeting.




                                     By the order of the Board of Directors



                                     Daphne P. Cannata
                                     Secretary
April 9, 1997



WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN REVOKE YOUR PROXY AND VOTE IN PERSON.


                         NORWICH FINANCIAL CORP.
                               4 Broadway
                        Norwich, Connecticut 06360
                              (860) 889-2621

                            PROXY STATEMENT
                 1997 ANNUAL MEETING OF STOCKHOLDERS - MAY 16, 1997

             		   INFORMATION CONCERNING THE SOLICITATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Norwich Financial Corp. (the "Company") for the 1997 Annual Meeting of Stockholders of the Company to be held at the Ramada Hotel, 10 Laura Boulevard, Norwich, Connecticut, on May 16, 1997 (the "Meeting"), and any adjournments thereof. This Proxy Statement and the enclosed proxy card are first being given or sent to stockholders on or about April 9, 1997.

    The Company will bear the costs of soliciting proxies from its stockholders. In addition to this solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone, telegraph or facsimile. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for payment of reasonable out-of-pocket expenses incurred in connection therewith. The Company also has engaged Morrow & Co., Inc. ("Morrow") to assist in the solicitation of proxies. The estimated cost of such solicitation services to be provided by Morrow is $4,000, plus expenses.

            		VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    Only holders of common stock of the Company ("Common Stock") of record at the close of business on March 25, 1997 (the "Record Date") will be entitled to vote at the Meeting. On the Record Date, there were 5,400,041 shares of Common Stock issued and outstanding. All shares of Common Stock carry equal voting rights and all stockholders are entitled to cast one vote for each share they hold. Shares represented by properly executed proxies will be voted in accordance with any specification made therein. Proxies that contain no directions to the contrary will be voted FOR the election of nominees for director named in Proposal 1, and FOR the ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants for the fiscal year ending December 31, 1997 as described in Proposal 2, and in the discretion of the proxy holders as to any other matter that may properly come before the Meeting or any adjournments thereof. If a proxy indicates that a stockholder abstains from voting or that shares are not to be voted on a particular proposal, the shares will not be counted as having been voted on that proposal, and those shares will not be reflected in the final tally of votes cast with respect to that proposal. Those shares will be counted as in attendance at the Meeting for purposes of determining a quorum. Pursuant to the Company's Bylaws, a majority of the outstanding shares present in person or by proxy will constitute a quorum for transacting business at the Meeting.

   As of March 1, 1997, no person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) was known to the Company to be the beneficial owner of more than five percent (5%) of the Common Stock.

                           REVOCABILITY OF PROXY

    A stockholder who executes and returns a proxy in the enclosed form may revoke it at any time before it is voted at the meeting by filing with Daphne P. Cannata, the Secretary of the Company, at the above address, an instrument revoking it, or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute the revocation of a proxy. Voting by those present during the conduct of the Meeting will be by ballot.


                               PROPOSAL 1

                          ELECTION OF DIRECTORS

    The Certificate of Incorporation and the Bylaws of the Company provide for the election of directors by the stockholders. For this purpose, the Board of Directors is divided into three classes as nearly equal in number as possible. The terms of office of the members of one class expire, and a successor class is to be elected, at each annual meeting of the stockholders. Vacancies in directorships may be filled, until the expiration of the term of the vacated directorship, by the vote of a majority of the directors then in office.

    The terms of three directors expire at the Meeting. Each of the three incumbent directors, Daniel R. Dennis, Jr., Anthony P. Halsey and Jeremiah
J. Lowney, Jr., is nominated to be re-elected at the Meeting for a three-year term, expiring at the annual meeting in 2000. In the event that any nominee for director is unable or declines to serve, which the Board of Directors has no reason to expect, the persons named in the proxy will vote for a substitute designated by the Board of Directors. The terms of the remaining two classes of directors expire at the annual meetings in 1998 and 1999, respectively, or when their successors are elected and qualified.

    Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the Company entitled to vote for the election of directors at the meeting who complies with certain notice procedures set forth in the Bylaws. Such nominations, other than those made by or at the direction of the Board of Directors, must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 50 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be mailed or given to the Secretary of the Company not later than the close of business on the seventh day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A stockholder's notice must set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person's written consent to being named in the proxy statement as nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of such stockholder, and (ii) the class and number of shares of the Company that are beneficially owned by such stockholder.

    The following tables set forth certain information regarding the nominees for re-election as directors at the Meeting, directors whose terms of office do not expire at the Meeting and certain executive officers of the Company and the Bank. The nominees, the directors continuing in office and the executive officers have sole voting and investment powers with respect to the shares listed as being beneficially owned by them. Each nominee and director continuing in office also serves as a director of the Bank and has served as a director of the Company since its incorporation in December 1987, with the exception of Mr. Halsey, who has served as a director of the Company and the Bank since 1995.

	   NOMINEES FOR ELECTION AT THIS MEETING FOR A THREE-YEAR TERM

                                                             							      Common Stock Shares Beneficially
             		        Positions Held With the Company                         Owned on March 25, 1997
             	 	       and the Bank; Principal                      Common
              		       Occupation During the Past                   Stock      Vested             Percent
Name                   Five Years and Directorships           Age   Owned      Options    Total   of Class

Class II

Terms Expiring in 1997 (or, if re-elected, in 2000)

Daniel R. Dennis, Jr.  Director; Chairman, President and       52   29,140(a)   53,700(b) 82,840  1.52%
                       Chief Executive Officer of the
                       Company and the Bank.

Anthony P. Halsey      Director; Past Chairman, President      66   41,195       7,000(c) 48,195   .89%
                       and Chief Executive Officer of The
                       Bank of Mystic, Inc.

Jeremiah J. Lowney,    Director; Orthodontist.                 60   11,628      14,000(d) 25,628   .47%
 Jr., D.D.S.


DIRECTORS CONTINUING IN OFFICE

Class I

Terms Expiring in 1998


Michael J. Hartl       Director; Executive Vice President,     55   16,750(a)   36,900(b) 53,650   .99%
                       Treasurer, and Chief Financial
                       Officer of the Company and the Bank.

Martin C. Shapiro      Director; Private Investor, Corporate   57   34,770      19,000(d) 53,770   .99%
                       Consultant; Retired President and
                       Chief Executive Officer, M.S. Chambers
                       & Son, Inc., a rotogravure engraving
                       and other graphic arts tooling company.


Class III

Terms Expiring in 1999

Paul R. Duevel         Director; Retired Senior Vice President 62    4,095      19,000(d) 23,095   .43%
                       for Corporate Affairs, Backus
                       Corporation, a hospital holding company.

Robert T. Ramsdell     Director; Chairman, President and Chief 61    2,500      14,000(d) 16,500   .30%
                       Executive Officer, New London County
                       Mutual Insurance Company and Thames
                       Insurance Company.

Richard P. Reed        Director; President, WICH, Inc., a      69    2,891      19,000(d) 21,891   .40%
                       radio station; Executive Vice President,
                       Hall Communications, Inc.



EXECUTIVE OFFICERS

James R. Brown         Senior Vice President, Lending          61      137(a)   25,600(b) 25,737   .47%
                       of the Bank

James F. Dewey         Senior Vice President, Marketing        55    5,386      22,600(b) 27,986   .52%
                       and Branch Administration
                       of the Bank

Daphne P. Cannata      Vice President and Corporate            42   14,808(a)   26,600(b) 41,408   .76%
                       Secretary of the Company,
                       Senior Vice President, General
              		       Administration and Corporate
              		       Secretary of the Bank

Richard W. Dennison    Senior Vice President, Systems           52     249(a)   12,000(b) 12,249   .23%
                       and Operations of the Bank

All directors and executive officers as a group (13 persons)       163,549     270,400   433,949  7.65%

(a) Includes 23,798, 16,750, 137, 9,551 and 249 shares held by the Bank's Thrift Plan for the benefit of Mr. Dennis, Mr. Hartl, Mr. Brown,
    Ms. Cannata and Mr. Dennsion, respectively.

(b) Shares subject to options granted pursuant to the 1986 Stock Option and Incentive Plan and the 1994 Stock Option and Incentive Plan.

(c) Shares subject to options granted pursuant to the 1994 Stock Option Plan for Outside Directors.

(d) Shares subject to options granted pursuant to the 1986 Stock Option Plan for Outside Directors and the 1994 Stock Option Plan for Outside Directors.






	                  THE BOARD OF DIRECTORS AND ITS COMMITTEES


    During 1996, each director of the Company attended at least 75 percent of the combined total of the meetings of the Board of Directors and any committee(s) of which he was a member.

    The Board of Directors of the Company held 15 regular meetings and 10 special meetings during the year ended December 31, 1996. Committees of the Board of Directors are the Audit Committee and the Stock Option and Incentive Compensation Committee. The Board of Directors does not have a Nominating Committee; nominations are made by the entire Board of Directors. The Bank has a Loan Committee that monitors the Bank's loan portfolio, an Investment Committee that is responsible for the Bank's investment activities, and a Compensation Committee that recommends the compensation level of the Bank's officers and employees.

    The Audit Committee causes suitable examinations to be made at least annually of the affairs of the Company in the manner recommended by State and Federal bank regulatory authorities. The Audit Committee also reviews the examination reports of the State and Federal regulatory authorities, the quarterly reports of the Company's internal auditor and the annual reports of the independent public accountants, and reviews the adequacy of the Bank's accounting, financial and operating controls. The Audit Committee met 4 times during 1996. The members of the Audit Committee are Directors Halsey, Lowney, Ramsdell and Reed.

    The Stock Option and Incentive Compensation Committee is responsible for administering the Stock Option Plan for Outside Directors, the Stock Option and Incentive Plan and other forms of incentive compensation. The Stock Option and Incentive Compensation Committee met 3 times during 1996. The members of the Stock Option and Incentive Compensation Committee are Directors Duevel, Lowney, Reed and Shapiro.

	              	      COMPENSATION AND RELATED MATTERS


    Director Fees. With the exception of directors who are also officers of the Company or the Bank, directors were compensated $400 for each meeting of the Board of Directors they attended, and $400 for each committee meeting they attended, in addition to an annual retainer fee of $6,000. Non-employee directors of the Company who are directors of the Bank did not receive additional compensation for any Bank Board of Directors meeting they attended, unless such meeting occurred on a date other than the date of a meeting of the Company Board of Directors. Each director of the Company is also a director of the Bank.

    Director Deferred Compensation Plan. Directors may defer their fees pursuant to a deferred compensation plan for directors and certain key employees of the Company and the Bank. Under this plan, known as the Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan"), deferred amounts are invested, at the participant's direction, in investment funds held by a grantor trust which the Bank has established to satisfy its obligation with respect to benefits promised under the terms of the Deferred Compensation Plan. Each participant's contribution is credited with investment income equal to the earnings or losses attributable to the applicable investment funds held by the grantor trust. The accumulated deferred amounts are payable to the participant in ten (10) annual installments. A participant may designate an irrevocable payment commencement date at the time he or she elects to participate in the Deferred Compensation Plan. If the participant does not indicate a payment commencement date, payment begins at age 65 or, in the case of an employee, such earlier date as the participant terminates employment. A participant may petition to receive a single lump sum distribution. The decision to grant such request will be made by the Board of Directors or its delegate. Benefits also are payable to a participant's beneficiaries or estate if a participant dies prior to receiving his entire Deferred Compensation Plan interests.


    Employment Agreements. Messrs. Dennis, Hartl, Brown and Dewey entered into employment agreements with the Bank in October of 1986 and Ms. Cannata (together with Messrs. Dennis, Hartl, Brown, and Dewey, the "Executive" or "Executives") entered into an employment agreement with the Bank in 1989 (together with the employment agreements of Messrs. Dennis, Hartl, Brown, and Dewey, the "Agreement" or the "Agreements"). The Agreements were amended and restated in 1995 at which time the Company also became a party to the Agreements of Mr. Dennis, Mr. Hartl and Ms. Cannata. Under the Agreements, the term of employment for Mr. Dennis is 3 years, the terms of employment for Mr. Hartl and Ms. Cannata are each 2 years, and the terms of employment for both Mr. Brown and Mr. Dewey are 1 year (all such terms of employment collectively referenced as the "Term" or "Terms"). A Term automatically ends if the Executive is terminated for Cause, as defined in the Agreement; voluntarily resigns other than for Good Reason, as defined in the Agreement; suffers a Disability, also as defined in the Agreement; retires in accordance with the retirement policy of the Bank; dies; or attains age 65.

    At any time during the Term, the Company and/or the Bank, depending on the Executive affected, may give written notice to the Executive of the desire to modify or amend the Agreement. If the Agreement has not been modified or amended within 60 days of such written notice, the Term of the Agreement will automatically be converted to a fixed period commencing after the expiration of the 60 days. The fixed period for Mr. Dennis is 3 years. The fixed periods for Mr. Hartl and Ms. Cannata are each 2 years, and the fixed periods for Mr. Brown and Mr. Dewey are both 1 year. In addition, the Terms of Messrs. Hartl, Brown and Dewey automatically extend for 1 additional year on the date of a Change-in-Control of the Bank as defined in the Agreements. Such automatic extensions, however, would not be effective for any subsequent or successive Change-in-Control.

    The Agreements provide that if the Executive's employment is terminated other than for Cause or Disability, or if the Executive voluntarily resigns for Good Reason, the Executive would receive, in addition to certain other benefits, severance pay equal to his or her then base salary to the remainder of the Term. From the Executive's severance pay would be subtracted amounts payable to the Executive under any Bank severance pay plan, if there is such a plan in effect at that time. Amounts due to the Executive under the Agreement are payable, at the Bank's option, either in installments in accordance with the normal payroll practices of the Bank or in a lump sum equal to the commuted value of such salary determined by discounting all payments at a rate equal to the bond equivalent yield of the latest 2-year Treasury Bill auction. If the Executive's termination were to occur after a Change-in-Control, the severance payment would be a lump sum calculated without the previously described discount. The Agreements also contain confidentiality provisions effective following termination of employment, as well as non-competition provisions prohibiting each of the Executives from obtaining employment in a competing business in the Bank's market area for a period of 2 years for Messrs. Dennis and Hartl and 1 year for Messrs. Brown and Dewey and Ms. Cannata.

    The Executives are obligated under the Agreements to perform the duties of their offices and to serve the Bank, and also the Company in the cases of Mr. Dennis, Mr. Hartl and Ms. Cannata, faithfully, diligently and competently. The Agreements provide for periodic salary increases over base salaries established in the Agreements based on performance reviews pursuant to the Bank's policies and practices, and further provide that the Executive may be entitled to an annual bonus which may be conditional upon the achievement of stated individual or corporate goals.


    Summary Compensation Table. The following Summary Compensation Table shows the compensation for the past three years of the executive officers of the Company and of the Bank receiving annual compensation of $100,000 or more in 1996.

                 			     SUMMARY COMPENSATION TABLE

                                                       Long Term
                                                       Compensation
                              Annual Compensation      Awards
                                                       Securities
                                                       Underlying  All Other
Name and                        Salary   Bonus         Options    Compensation
Principal Position        Year   ($)      ($)           (#)           ($)

Daniel R. Dennis, Jr.     1996  215,385  40,000(1)     12,500        3,168(2)
Chairman,
   President and          1995  196,538  32,000(1)     15,000        3,082(2)
   Chief Executive
   Officer                1994  182,519  27,500(1)      6,000        2,847(2)


Michael J. Hartl          1996  161,731  18,000(1)      6,500        3,807(2)
Executive Vice
   President, Treasurer   1995  156,092  16,000(1)      8,000        2,402(2)
   and Chief Financial
   Officer                1994  149,739  13,500(1)      4,000        2,290(2)


James R. Brown            1996  103,177   9,000(1)      4,000        3,524(2)
Senior Vice President,
   Lending of the Bank    1995   99,315   7,000(1)      5,000        3,477(2)

                          1994   95,846   6,000(1)      3,000        2,133(2)


James F. Dewey            1996   98,123   5,000(1)      4,000        2,214(2)
Senior Vice President,
   Marketing and Branch   1995   93,669   4,000(1)      3,000        1,325(2)
   Administration of the
   Bank                   1994   92,369       0         3,000        1,304(2)


                                                        Long Term
                                                        Compensation
                               Annual Compensation      Awards

                                                        Securities
                                                        Underlying  All Other
Name and                        Salary    Bonus         Options   Compensation
Principal Position        Year   ($)       ($)            (#)           ($)

Daphne P. Cannata         1996   93,215   9,000(1)      4,000          451(2)
Vice President and
   Corporate Secretary    1995   89,108   7,000(1)      6,000          442(2)
   of the Company and
   Senior Vice President, 1994   85,038   9,000(1)      3,000          418(2)
   General Administration
   and Corporate Secretary
   of the Bank


Richard W. Dennison       1996   92,815   7,500(1)      4,000        1,267(2)
Senior Vice President,
   Systems and            1995   88,800   6,000(1)      5,000        1,244(2)
   Operations of the Bank
                          1994   85,038   5,000(1)      3,000          712(2)

(1) The 1996 bonus was received in 1997 for services performed in 1996, the 1995 bonus was received in 1996 for services performed in 1995, and the 1994 bonus was received in 1995 for services performed in 1994.

(2) Other Compensation consists of group term life insurance contributions.


    Options Exercises and Year-End Option Table. The following table shows the number and value of unexercised options held by Mr. Dennis, Mr. Hartl, Mr. Brown, Mr. Dewey, Ms. Cannata and Mr. Dennison at December 31, 1996 to acquire shares of the Common Stock of the Company. All options held by each of them are currently exercisable.

               		   AGGREGATED OPTION EXERCISES IN 1996
                   			AND 12/31/96 OPTION VALUE

                                                Number of              Value of
                  Number of                     Securities Underlining Unexercised
                  Shares Acquired      Value    Unexercised            In-the-Money
Name              On Exercise in 1996  Realized Options at 12/31/96    Options at 12/31/96(1)


Daniel R. Dennis, Jr.  6,000           $47,250    53,700               $558,681

Michael J. Hartl      12,523           $60,086    36,900               $410,956

James R. Brown        11,000           $42,625    25,600               $285,137

James F. Dewey         9,600           $37,200    22,600               $248,887

Daphne P. Cannata      6,300           $22,838    26,600               $294,637

Richard W. Dennison        0                 0    12,000                $98,125

(1)Market value of underlying securities at year-end, minus the exercise price.



    Options Granted in 1996. The following table shows the number and value of options granted to Mr. Dennis, Mr. Hartl, Mr. Brown, Mr. Dewey, Ms. Cannata and Mr. Dennison in 1996.

                     			   OPTION GRANTS IN 1996


                         Individual Grants                                Potential Realizable Value
                     Number of   % of Total                               at Assumed Annual
                     Securities  Options                                  Rates of Stock Price
                     Underlying  Granted to    Exercise or                Appreciation For Option Term
                     Options     Employees     Base Price   Expiration
Name                 Granted     in 1996       ($/Share)    Date             5%($)        10%($)

Daniel R. Dennis, Jr.12,500      20.90%        13.8125      03/12/06        108,581      275,169

Michael J. Hartl      6,500      10.87%        13.8125      03/12/06         56,462      143,087

James R. Brown        4,000       6.69%        13.8125      03/12/06         34,746       88,054

James F. Dewey        4,000       6.69%        13.8125      03/12/06         34,746       88,054

Daphne P. Cannata     4,000       6.69%        13.8125      03/12/06         34,746       88,054

Richard W. Dennison   4,000       6.69%        13.8125      03/12/06         34,746       88,054

    On November 22, 1993, certain options held by officers of the Company were canceled and new options were issued as described below. The exchange was offered in order to provide the officers a more favorable market position.
The executive officers of the Company and the Bank who held affected options are listed below:


                 			     TEN YEAR OPTIONS REPRICINGS

                      Number of                                             Length of
                      Securities     Market Price  Exercise                 Original
                      Underlying     of Stock at   Price at                 Option Term
                      Options/       Time of       Time of                  Remaining at
                      SARs           Repricing or  Repricing or  New        Date of
                      Repriced or    Amendment     Amendment     Exercise   Repricing or
Name          Date    Amended (#)(a)   ($)             ($)       Price ($)  Amendment

Daniel R.   11/22/93   2,400          8.5625         10.75       8.5625      4.167 years
Dennis, Jr. 11/22/93   2,800          8.5625         13.00       8.5625      6.25 years

Michael J.  11/22/93   2,000          8.5625         10.75       8.5625      4.167 years
Hartl       11/22/93   2,400          8.5625         13.00       8.5625      6.25 years

James R.    11/22/93   1,200          8.5625         10.75       8.5625      4.167 years
Brown       11/22/93   1,400          8.5625         13.00       8.5625      6.25 years

James F.    11/22/93   1,200          8.5625         10.75       8.5625      4.167 years
Dewey       11/22/93   1,400          8.5625         13.00       8.5625      6.25 years

Daphne P.   11/22/93   1,200          8.5625         10.75       8.5625      4.167 years
Cannata     11/22/93   1,400          8.5625         13.00       8.5625      6.25 years

(a) Outstanding options were canceled and new options were issued. In each case, the number of shares covered by the new options issued was 80% of the number of shares covered by the canceled options.

                     			COMPENSATION COMMITTEE REPORT

    Overview. The Compensation Committee of the Bank recommends the compensation levels of the Company's executive officers, which are then finally voted upon by the Board of Directors of the Bank. The Compensation Committee also recommends overall compensation and incentive and benefit programs for the employees of the Bank. As a member of the Compensation Committee, Mr. Dennis does not participate in recommendations as to his own compensation as Chairman, President and Chief Executive Officer. The Compensation Committee met 4 times in 1996, and the following summarizes its report on executive compensation.

    The objectives of the Compensation Committee regarding executive compensation are to 1) attract and retain highly-qualified executives critical to the Company's long term success, 2) sponsor a competitive executive compensation program, 3) reward its executives for enhancement of stockholder value as reflected in the Company's annual earnings performance and the market price of the Common Stock, and 4) encourage ownership in the Company through grants under the stock option and incentive plan.

    The Committee considers several factors when determining executive compensation. The first factor is the financial performance of the Company and the Bank. The Committee evaluates the performance of the Company and the Bank relative to other financial institutions and to their own history. The Committee reviews several standard factors such as capital position, return on average equity, and return on assets. The second factor is the individual job performance of the executive and achievement of specific objectives as evaluated by the Board of Directors. The third factor the Committee considers is competitiveness with industry peer group. The Committee examines various reports and statistical surveys to determine compensation paid to executives of companies similar in size and located in the northeastern section of the United States.

    In addition to recommending the salary of the executive officers, the Committee also recommends the bonuses to be paid to them. The Committee relies heavily on the same criteria used to recommend salary levels to recommend bonuses. The Committee also reviews the operating expenses of the Company to determine the funds available to support bonuses.

    CEO Compensation. Compensation paid to the Chief Executive Officer,
Daniel R. Dennis, Jr. in 1996 was determined after the factors discussed above were considered. During 1996 the Company reported record earnings and net income of $1.17 per share, an increase of over 21% from 1995. The
Company's net interest margin improved throughout 1996 and ended at the highest recorded level in the Company's ten year history as a public company. Nonperforming assets inclusive of "loans and foreclosed properties held for sale" represented 1.02% of total assets at the end of 1996 compared to 2.00% of total assets at the end of 1995. Over the course of the last two years, Mr. Dennis completed an aggressive expansion which included enlarging the Bank's market area in Mystic through the acquisition of The Bank of Mystic in 1995, extending boundaries into Waterford and East Lyme through the acquisition of The Bank of Southeastern Connecticut on January 2, 1996, and adding de novo branches in Waterford and in New London in 1995 and 1996, respectively. During 1996 an agreement was signed to acquire two branch offices of First Union Bank of Connecticut. The transaction was closed in the first quarter of 1997, and added a total of approximately $25 million in deposits and $1 million in loans to the existing Bank offices in Groton and New London. Additionally, the Company's regular quarterly dividend of $.10 per share was increased to $.12 per share in July, 1996, and due to the continued improvement in earnings The Board of Directors in January, 1997, declared a special cash dividend of $.10 per share to its stockholders. The market price of the Company's Common Stock has increased from a price range in the last quarter of 1994 between $8 1/2 and $11 1/2 to a price range in the last quarter of 1996 between $17 1/4 and $20 3/4. Based upon the Company's performance and the Committee's recommendation, which focused heavily on this performance, Mr. Dennis was compensated as indicated in the Summary Compensation Table on page 7.

		                 	 COMPENSATION COMMITTEE MEMBERS

                  			    Daniel. R. Dennis, Jr.
                             Paul R. Duevel
                  			    Jeremiah J. Lowney, Jr.
                          			Richard P. Reed
                  			       Martin C. Shapiro

                         EMPLOYEE BENEFIT PLANS

    Pension Plan. The Bank maintains a noncontributory defined benefit pension plan that is qualified under the Employee Retirement Income Security Act of 1974, as amended (the "Pension Plan"). The Pension Plan covers employees who have attained the age of 21 years (or 24 1/2 years for employees who became participants of the Pension Plan prior to July 1, 1985) and have completed one year of service. Participants in the plan receive credit for benefit purposes for each year in which they complete at least 1,000 hours of service with the Bank. The Pension Plan provides in general for monthly payments to or on behalf of each covered employee upon such employee's retirement at age 65. Annual payments are based upon the employee's average annual compensation for the five highest-salary consecutive years of employment. The Pension Plan provides for optional early retirement benefits provided a participant has attained age 55 and completed at least 10 years of service with the Bank. It also provides for Social Security integration. Officers are entitled to benefits on the same basis as other employees. Contributions to the fund and expenses of administering the Pension Plan are paid by the Bank.

    Pension Restoration Plan. Effective July 1, 1995, the Bank adopted a pension restoration plan entitled the Executive Non-Qualified Pension Restoration Plan (the "Pension Restoration Plan") for highly compensated employees of the Bank affected by legal restrictions on Pension Plan payments. The present participants are Mr. Dennis and Mr. Hartl. Under the Pension Restoration Plan, the Bank contributes, for the benefit of participants, an amount equal to the prorated portion of any pension or pension-related benefit which cannot be provided through the Pension Plan because of limitations imposed by federal law on the benefits that may be accrued under the terms of a tax-qualified defined benefit retirement plan. The Bank's contributions under the Pension Restoration Plan are invested, at the participant's directions, in investment funds held by a trust which the Bank has established to satisfy its obligation with respect to the Pension Restoration Plan. A participant's interests are accounted for separately by investment fund and are equal to the total of contributions on behalf of that participant adjusted for earnings and losses based on the performance of the applicable investment funds. Benefits under the Pension Restoration Plan are payable in ten (10) annual installments commencing, in the case of retirement, at age 65 or such earlier date as the participant might early retire under the terms of the Bank's retirement program. If a participant's employment terminates prior to retirement, benefits begin at age 65, or earlier if the participant is eligible for and elects to receive early retirement benefits. In the event of a participant's death, benefits are payable to the participant's beneficiaries and commence when the participant would have attained the age of 65. A participant may petition the plan administrator to receive his entire plan interest in a lump sum. The decision to grant such request will be made by the Board of Directors or its delegate.

    The following table illustrates annual pension benefits under the Pension Plan and Pension Restoration Plan for retirement in 1996 at age 65 under the most advantageous provisions available for various levels of compensation and years of service:

                  ANNUAL PENSION BENEFIT BASED ON YEARS OF SERVICE


Average                    Years of Service(a)
Final Earnings       15          20          25           30(b)
$  15,000          2,200       3,000       3,700        4,500
   25,000          5,300       7,100       8,900       10,700
   35,000          8,500      11,400      14,200       17,100
   50,000         13,400      17,900      22,400       26,900
   75,000         21,800      29,100      36,400       43,700
  100,000         30,300      40,400      50,500       60,600
  125,000         38,700      51,600      64,500       77,400
  150,000         47,200      62,900      78,600       94,300
  175,000         55,600      74,100      92,700      111,200
  200,000         64,000      85,400     106,700      128,100
  225,000         72,500      96,600     120,800      144,900
  250,000         80,900     107,900     134,800      161,800
  275,000         89,300     119,100     148,900      178,700
  300,000         97,800     130,400     163,000      195,600


(a) As of December 31, 1996, Mr. Dennis had 15 years of credited service,
    Mr. Hartl had 17 years of credited service, Mr. Brown had 11 years of credited service, Mr. Dewey had 11 years of credited service, Ms. Cannata had 18 years of credited service and Mr. Dennison had 7 years of credited service. If they remain in the employ of the Bank through age 65, they will have 29, 27, 15, 21, 30 and 21 years of credited service, respectively, under the Plan. The compensation of Mr. Dennis, Mr. Hartl, Mr. Brown, Mr. Dewey, Ms. Cannata and Mr. Dennison listed as "Salary" and "Bonus" in the Summary Compensation Table above, including amounts contributed to the 401(k) plan, count as annual compensation for purposes of the Plan.

(b) The maximum number of years of credited service under the Pension Plan is 30.

                      			 PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock based on the market price of the Common Stock and assuming the reinvestment of dividends, with the cumulative total return of companies on the NASDAQ Market Index and the reported total return of companies on the KBW New England Savings Bank Index.

                  		 FIVE YEAR TOTAL RETURN COMPARISON*
                 		AMONG NORWICH FINANCIAL CORP., NASDAQ
          	       AND KBW NEW ENGLAND SAVINGS BANK INDEX

The graph assumes a $100 investment on January 1, 1992 in the Company's Common Stock, the NASDAQ Market Index and the KBW New England Savings Bank Index.

[GRAPH APPEARS HERE]

                          12/31/91  12/31/92  12/31/93  12/31/94  12/31/95  12/31/96

Norwich Financial Corp.     100       116       197       227       298       471

KBW New England Savings     100       176       234       236       368       509
Bank Index

NASDAQ Market Index         100       116       134       131       185       227


*Total return assumes reinvestment of all dividends.



               		   TRANSACTIONS WITH MANAGEMENT AND OTHERS

    Some of the directors and officers of the Company and the Bank, and associates of such directors and officers, are and have been customers of the Bank and have had banking transactions with the Bank both before and since January 1, 1996. Loans made to such persons and their associates (a) were made in the ordinary course of the Bank's business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features.

    As a matter of policy, loans are made to directors, officers and employees of the Company and the Bank in compliance with Regulation O of the Federal Reserve Board regulations and Section 36a-263 of the Connecticut General Statutes on substantially the same terms, including interest rates, as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. The Company and the Bank had no loans outstanding as of December 31, 1996 to any person known by the Company to be a beneficial owner of more than five percent (5%) of the Common Stock.

    Any business transactions of the Company or the Bank with officers, directors, employees, principal stockholders or affiliates of the Company or the Bank have been and will be on terms no less favorable to the Company or the Bank than could have been or could be obtained from third parties. If a director of the Company also was an executive officer or 10% stockholder of another entity during 1996, then the Company neither paid to nor received from such entity for property or services an amount in excess of 5% of either
(1) the Company's gross consolidated revenues or (2) the entity's gross consolidated revenues, unless the amounts paid for such property or services were determined by competitive bids. Furthermore, neither the Company, nor its subsidiaries were indebted to any such entity in an aggregate amount exceeding 5% of the Company's total consolidated assets.

             	     COMPLIANCE WITH SECTION 16(a) OF THE 1934 ACT

    Section 16(a) of the 1934 Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the NASD. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements were complied with applicable to its officers, directors and greater than ten percent (10%) beneficial owners.


THE NOMINEES FOR DIRECTOR MUST BE ELECTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY THE STOCKHOLDERS OF THE COMPANY AT THE ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR.

                                PROPOSAL 2

                 			 RATIFICATION OF THE APPOINTMENT OF
                           KPMG PEAT MARWICK LLP
             AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR
                          ENDING DECEMBER 31, 1997

    The Board of Directors of the Company has renewed the Company's arrangements with KPMG Peat Marwick LLP, Independent Certified Public Accountants, to be the Company's independent public accountants for the fiscal year ending December 31, 1997, subject to ratification by the Company's stockholders. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting where they will be available to make a statement if they desire to do so and will be available to respond to stockholders' questions.

THE APPOINTMENT OF KPMG PEAT MARWICK LLP MUST BE RATIFIED BY A MAJORITY OF THE VOTES CAST BY THE STOCKHOLDERS OF THE COMPANY AT THE ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT
PUBLIC ACCOUNTANTS.

                           STOCKHOLDER PROPOSALS

    Proposals of stockholders of the Company intended to be presented at the 1998 annual meeting of the Company must be received by the Company not later than December 10, 1997 to be included in the Company's proxy statement and form of proxy relating to that meeting. Any such proposal must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission under the 1934 Act.

                               OTHER MATTERS

    At the time of preparation of this Proxy Statement, the Board of Directors of the Company knows of no matter to be presented for action at the meeting other than as set forth in the Notice of Annual Meeting of Stockholders and described in this Proxy Statement. If any other matters properly come before the meeting, proxies have discretionary authority to vote their shares according to their best judgment.

                                            By order of the Board of Directors




                                            Daphne P. Cannata
                                            Secretary

April 9, 1997


APPENDIX

    PROXY                   NORWICH FINANCIAL CORP.

1997 ANNUAL MEETING OF STOCKHOLDERS - MAY 16, 1997

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder of NORWICH FINANCIAL CORP. hereby appoints Daniel R. Dennis, Jr. and Daphne P. Cannata and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held at the Ramada Hotel, 10 Laura Boulevard, Norwich, Connecticut, at 10:00 a.m. on Friday, May 16, 1997, and at any adjourment or adjournments thereof, with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given.
A majority of said proxies or their substitutes who attend the meeting (or if only one shall be present, then that one) may exercise all of the powers hereby granted. The undersigned hereby acknowledges receipt of the proxy statement for the meeting and instructs the proxies to vote.

                 	(Continued and to be signed on other side)

THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH BELOW AND FOR THE ELECTION OF ALL NOMINEES LISTED BELOW.

Please mark your votes as indicated in this example [X]

The Board of Directors recommends a vote "FOR" Proposals 1 and 2.

1. To elect the nominees for director: Daniel R. Dennis, Jr., Anthony P. Halsey and Jeremiah J. Lowney, Jr.

    FOR all nominees for          WITHHOLD AUTHORITY
    Director (except as           to vote for all nominees
    marked to the contrary)       for Director

         	 [_]                           [_]

   Withhold for the following only:
   (INSTRUCTION: To withhold authority to vote for any individual, write that nominees' name on the space provided below.)

   ________________________________________________________________

2. To ratify the appointment of KPMG Peat Marwick LLP as independent public accountants for the fiscal year ending December 31, 1997.

   FOR                 AGAINST                ABSTAIN

   [_]                   [_]                    [_]

3. With discretionary authority upon such other matters as may properly come before the meeting.


I plan to attend the Annual Meeting: [_]


Signature _____________________  Signature ______________________ Date ______

NOTE: Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, trustee or guardian, please give your title.